Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4/A of iFresh Inc. of our report dated August 10, 2016 with respect to the balance sheets of E-compass Acquisition Corp. as of March 31, 2016 and 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended March 31, 2016 and the period from September 23, 2014 to March 31, 2015, included in the joint proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Friedman LLP

New York, New York

October 18, 2016